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                                                                   EXHIBIT 99.09

                     HEIDRICK & STRUGGLES INTERNATIONAL INC.
                       233 South Wacker Drive, Suite 4200
                             Chicago IL 60606-6303

March 28, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Heidrick & Struggles International, Inc. (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

                                    Very truly yours,

                                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.

                                    By: /s/ Kevin J. Smith
                                        ----------------------------------------
                                        Kevin J. Smith,
                                        Chief Financial Officer